EXHIBIT 99.1

COMPANY CONTACT
Kelly Lazarus
724 Solutions
(805) 884-8306
klazarus@724.com

724 Solutions Announces Fourth Quarter and Year End 2004 Results

724 Solutions achieves 72% revenue growth over previous year’s fourth quarter

Santa Barbara, CA (February 9, 2005) - 724 Solutions (NASDAQ: SVNX; TSX: SVN), a leading provider of next-generation IP-based network and data services, today reported unaudited results for its fourth quarter and year ended December 31, 2004 (all figures are in U.S. dollars).

724 Solutions’ total revenue in the fourth quarter was $5.5 million, compared to $3.5 million in the previous quarter and $3.2 million in the fourth quarter of the previous year.  Revenue from the sale of products was $3.1 million and revenue from the sale of services was $2.4 million.

The net loss for the fourth quarter of 2004, computed using United States generally accepted accounting principles (“GAAP”), was $308,000, or $0.05 per share, compared to a loss of $1.5 million or $0.25 per share in the previous quarter and a loss of $11.3 million or $1.89 per share in the fourth quarter of the previous year.  The Company’s total GAAP cost of revenue and operating expenses were $5.6 million in the fourth quarter compared to $4.8 million in the previous quarter and $14.8 million in the same period a year ago.

Non-GAAP income for the fourth quarter was $48,000, or $0.01 per share, compared to a non-GAAP loss of $1.3 million, or $0.21 per share, in the previous quarter and a non-GAAP loss of  $2.5 million, or $0.41 per share, in the fourth quarter of the previous year.  The Company’s total non-GAAP operating expenses were $5.4 million in the fourth quarter compared to $4.8 million in the previous quarter and $5.7 million in the same period a year ago.  A reconciliation between net income on a GAAP basis and a non-GAAP basis is provided in a table immediately following the Summary of Operations.

For the year ended December 31, 2004, revenue was $15.1 million, compared to $12.9 million for the previous year.  The net loss under GAAP was $8.0 million or $1.34 per share, compared to $28.3 million or $4.73 per share for the year ended December 31, 2003.  Non-GAAP net loss was $5.6 million or $0.93 per share, compared to $11.8 million or $1.97 per share in the previous year.

The Company said that it expects total non-GAAP operating expenses to be in the range of $5.6 million to $5.9 million in the first quarter of 2005 including approximately $400,000 of hardware that will be reported as cost of revenue.

“This is a milestone quarter for 724 Solutions.  We have been able to deliver meaningful revenue growth and, for the first time in the Company’s history, non-GAAP income,” said John Sims, Chief Executive Officer of 724 Solutions.  “Our fourth quarter performance was driven by the deployment of our products with new customers, including those won through our OEM relationship with Nokia.”

Key accomplishments in the fourth quarter:

•	Non-GAAP income for the first time in the Company’s history
•	The second consecutive quarter of revenue growth, with a 58% increase in revenues over the third quarter.
•

Through the Nokia OEM arrangement, new Multimedia Application Gateway (AGW) customers and capacity extensions by existing customers throughout the world.  AGW enhances standard multimedia messaging service center (MMSC) deployments with ready-to-deploy revenue generating services that accelerate adoption, reduce churn, and stimulate usage.

•

Significantly strengthened our management team with the addition of Michael E. Luna as Chief Technology Officer.  Mr. Luna brings over twenty years of management and design experience in data engineering and networking and demonstrated technology leadership to the 724 Solutions executive team.

Today’s announcement was rescheduled from January 26 to allow the company more time to complete the quarterly and year-end close procedures required by recent regulatory changes.

Conference Call Information
The Company will host a conference call to discuss the results on February 9, 2005 at 5:00 pm EST. The conference call will be available over the Internet through the company’s web site at www.724.com or by telephone at 416-641-6444.  A replay will be available for 48 hours following the conference call and can be accessed by dialing 800-633-8284, pass code 21221027.

Non-GAAP Income (Loss) and Total Non-GAAP Operating Expenses
The non-GAAP income (loss) used by 724 Solutions excludes depreciation, amortization of intangibles, stock-based compensation, interest expense (income), restructuring charges, write down of goodwill, gain on sale of long-term investments and transition, acquisition and foreign exchange impacts (costs of terminated employees on a defined transition plan, contractual bonuses paid relating to historic acquisitions and foreign exchange gains and losses).  Non-GAAP operating expenses are GAAP expenses less depreciation, amortization of intangibles, stock-based compensation, interest expense (income), restructuring charges, write down of goodwill, gain on sale of long-term investments and transition, acquisition and foreign exchange impacts.  The reduction in the market value of 724 Solutions and the significant changes undertaken by 724 Solutions over the past two years including the substantial reduction in personnel and the closing of offices, have resulted in restructuring charges, the write-down of goodwill and significant changes in other GAAP expenses such as depreciation, stock-based compensation, amortization of intangibles and interest income (expense).  Management believes  these non-GAAP metrics provide a meaningful measure of the Company’s results to its investors by excluding items that are significantly different than those we experienced in historic periods as our historic costs are not indicative of our restructured cost structure and our expected costs on a forward looking basis.   Management believes these measures provide relevant and useful information for investors as these measures are an integral part of our internal management reporting and planning process and are the primary measures used by management to evaluate the operating performance of 724 Solutions.  While management believes the non-GAAP measures allow investors to better compare 724 Solutions’ results in different periods, the non-GAAP measures may not be comparable to non-GAAP measures at other companies.  There are material limitations to using these non-GAAP measures, including the difficulty associated with comparing these performance measures, as we calculate them, to performance measures presented by other companies, and the fact that these performance measures do not take into account certain significant items, including depreciation, amortization of intangibles, stock-based compensation, interest expense (income), restructuring charges and non recurring and acquisition charges.

About 724 Solutions
724 Solutions (NASDAQ: SVNX; TSX: SVN) delivers reliable, scalable technology and solutions that allow mobile network operators to rapidly deploy flexible and open next generation IP-based network and data services.  Additionally, in conjunction with mobile operator partners, the company provides a series of actionable alerting solutions to enterprises to assist them in lowering operating costs and improving customer relationship management.  724 Solutions is a global company with development operations in Canada and Switzerland with its corporate office in Santa Barbara, California.  For more information, visit www.724.com.

Cautionary Note Regarding Forward Looking Statements
This press release contains statements of a forward-looking nature. These statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements include the statements herein regarding: the services and products that will be offered by 724 Solutions, the benefits that businesses will obtain from these services and products, future demand for these services and products, our future operating and cash performance, our plans and prospects and the sufficiency of our cash resources. The accuracy of these statements may be impacted by a number of business risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including the risk that 724 Solutions will be unable to deploy its solutions and products, the risk that the demand for these solutions and products, or for 2.5G and 3G networks, will not increase as presently anticipated, the risk that general economic conditions will not improve or deteriorate, the risk that 724 Solutions will be unable to retain its key customers, the risk that 724 Solutions will lose business to competitors with greater resources, and other risks described in 724 Solutions’ Securities and Exchange Commission filings, including its annual report on Form 10-K and its quarterly reports on Form 10-Q. These risks are also described in 724 Solutions’ filings with the Canadian Securities Administrators. 724 Solutions does not undertake any obligation to update this forward-looking information, except as required under applicable law.

724 Solutions Inc.
Consolidated Balance Sheets (unaudited)
 (in thousands of US dollars)

	December 31, 2004	December 31, 2003

Assets
Current assets:
Cash and cash equivalents	$5,417	$13,436
Short-term investments	8,005	1,748
Restricted cash	210	198
Accounts receivable - trade, net of allowance of $18 (December 31, 2003 - $60)	2,831	2,297
Prepaid expenses and other receivables	583	648

Total current assets	17,046	18,327
Deferred charges	286	—
Fixed assets	1,135	612

Total assets	$18,467	$18,939

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$613	$411
Accrued liabilities	2,101	3,402
Interest payable	103	—
Deferred revenue	173	410

Total current liabilities	2,990	4,223
Long-term liabilities	92	—
Notes payable to related parties	7,947	—
Long-term interest payable	343	—

Total liabilities	11,372	4,223
Shareholders’ equity:
Share capital:
Authorized:
Unlimited common shares
Unlimited preferred shares
Issued and outstanding:
5,989,300 common shares (December 31, 2003 - 5,983,349)	764,530	764,508
Additional paid-in capital	279	62
Accumulated deficit	(757,921)	(749,887)
Accumulated other comprehensive income	207	33

Total shareholders’ equity	7,095	14,716
Contingent liabilities *

Total liabilities and shareholders’ equity	$18,467	$18,939

* See note 17 to our consolidated financial statements set forth in our 2003 annual report

724 Solutions Inc. - Summary of Operations (unaudited)
(In 000’s of U.S. dollars, except shares and per share amounts)

	Three months ended			Twelve months ended

	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003

Revenue:
Product	$3,140	$2,013	$1,643	$8,844	$6,964
Services	2,380	1,489	1,574	6,228	5,891

Total revenue	5,520	3,502	3,217	15,072	12,855
Cost of revenue	2,070	1,505	1,577	6,640	9,499

Gross margin	3,450	1,997	1,640	8,432	3,356
Operating expenses:
Research and development *	1,339	1,410	1,920	6,271	9,433
Sales and marketing *	1,316	1,093	1,241	4,985	6,968
General and administrative *	690	796	1,004	3,074	4,086
Depreciation	166	124	168	595	908
Stock-based compensation
Cost of revenue	6	4	6	15	14
Research and development	17	10	16	40	1,227
Sales and marketing	14	9	14	34	296
General and administrative	26	16	26	63	141
Restructuring charges	(26)	(181)	(250)	993	50
Write down of goodwill	—	—	9,097		9,097

Total operating expenses	3,548	3,281	13,242	16,070	32,220

Loss from operations	(98)	(1,284)	(11,602)	(7,638)	(28,864)

Interest income (expense)	(210)	(183)	32	(396)	254
Gain on sale of long-term investments	—	—	283	—	283

Net loss for the period	$(308)	$(1,467)	$(11,287)	$(8,034)	$(28,327)

Basic and diluted net loss per share	$(0.05)	$(0.25)	$(1.89)	$(1.34)	$(4.73)
Weighted-average number of shares used in computing basic and diluted net loss per share (in thousands)	5,985	5,983	5,983	5,984	5,983

Total cost of revenue and operating expenses	$5,618	$4,786	$14,819	$22,710	$41,719

724 Solutions Inc. - Summary of Non-GAAP Adjustments (unaudited)
(In 000’s of U.S. dollars, except per share amounts)

	Three months ended			Twelve months ended

	December 31, 2004	September 30, 2004	December 31, 2003	December 31, 2004	December 31, 2003

GAAP net loss for the period	$(308)	$(1,467)	$(11,287)	$(8,034)	$(28,327)
Depreciation	166	124	168	595	908
Amortization of intangibles	—	—	—	—	3,468
Stock- based compensation	63	39	62	152	1,678
Interest expense (income)	210	183	(32)	396	(254)
Restructuring charges	(26)	(181)	(250)	993	50
Write down of goodwill	—	—	9,097	—	9,097
Gain on sale of long-term investments	—	—	(283)	—	(283)
Transition, acquisition and foreign exchange costs **	(57)	52	48	307	1,849

Non-GAAP net income (loss) for the period	$48	$(1,250)	$(2,477)	$(5,591)	$(11,814)

Non-GAAP net income (loss) per share	$0.01	$(0.21)	$(0.41)	$(0.93)	$(1.97)
* Non-GAAP operating expenses
Cost of revenue	$2,044	$1,505	$1,577	$6,614	$5,961
Research and development	1,339	1,410	1,920	6,117	8,597
Sales and marketing	1,316	1,093	1,241	4,900	6,195
General and administrative	747	744	956	3,006	3,916

Total non-GAAP operating expenses	5,446	4,752	5,694	20,637	24,669

Certain comparative figures for 2003 have been reclassified to conform to the financial statement presentation adopted in the current year

** Transition, acquisition and foreign exchange costs include direct costs related to terminated employees and direct costs related to historic acquisitions as well as gains and losses related to currency fluctuations

724 Solutions Inc. - Cash Reconciliation (unaudited)
(In millions of U.S. dollars)

Cash and cash equivalents, short-term investments and restricted cash:
At September 30, 2004	$14.2
At December 31, 2004	13.6

Total cash used in quarter ended December 31, 2004	0.6
Non-recurring payments	—

Operating cash used in quarter ended December 31, 2004	$0.6